Exhibit 99.1

Mallinckrodt plc Reports Strong Growth in First Quarter 2019 Results, Raises Guidance for 2019, and Continues to Make Significant Advancements in Pipeline and Data Generation

•	Net sales up 4.7%, or 5.0% on a constant-currency basis, on $790.6 million, led by strong performance of hospital products and the Specialty Generics and Amitiza segment

•	Diluted income per share from continuing operations of $1.83; adjusted diluted earnings per share of $1.94, an increase of 19.8%

•	Full year 2019 adjusted diluted earnings per share guidance raised to $8.30 to $8.60

•	Total debt reduced by $263.5 million in first quarter driven by strong operating cash flow

STAINES-UPON-THAMES, United Kingdom - May 7, 2019 - Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, today reported results for the three months ended March 29, 2019. Unless otherwise noted, the quarter comparisons are to the recast prior year comparable three months ended March 30, 2018.

Net sales were $790.6 million in the quarter as compared to $755.3 million, up 4.7%, or 5.0% on a constant-currency basis. Diluted income per share from continuing operations was $1.83 compared with a diluted loss per share of $0.24. Adjusted diluted earnings per share were $1.94 versus $1.62, an increase of 19.8%.

"We have started 2019 with continued strong operational execution, achieving robust top- and bottom-line growth, and resulting in significant cash generation as we continue to transform our company. The hospital portfolio continued its positive momentum, and as anticipated we saw the return to growth reported for the Specialty Generics products,” said Mark Trudeau, President and Chief Executive Officer of Mallinckrodt. “We are very pleased with the overall progression of our pipeline and data generation efforts, a number of which were highlighted in recent announcements. We are also excited to share results from the Acthar Phase 4 rheumatoid arthritis clinical trial next month, and look forward to the Phase 3 pivotal trial results for our StrataGraft® regenerative skin tissue and terlipressin investigational products later this year."

Trudeau continued, “As previously announced, our 2019 strategic priorities include (1) maximizing the value of the diversified, inline portfolio; (2) advancing further data generation and the pipeline; (3) completing the separation of the Specialty Generics and Amitiza segment; and (4) executing disciplined capital allocation, with net debt reduction a primary focus. Strong progress has been made on each of these fronts in the quarter.”

Gross profit was $335.1 million with gross profit as a percentage of net sales of 42.4%, compared with 46.0%. Adjusted gross profit was $566.3 million, compared with $540.8 million, with adjusted gross profit as a percentage of net sales of 71.6% in both periods.

Selling, general and administrative (SG&A) expenses were $230.2 million or 29.1% of net sales, as compared to $211.2 million, or 28.0%, while adjusted SG&A expenses were $211.4 million or 26.7% of net sales, compared with $207.9 million or 27.5%. Both SG&A and adjusted SG&A expenses increased due to legal expenses, partially offset by focus on SG&A reduction including benefits from restructuring and acquisition synergies.

Research and development expenses were $85.3 million or 10.8% of net sales, as compared to $82.0 million or 10.9%, as the company continued to invest in its innovative pipeline and in-line portfolio data generation.

Income tax benefit was $204.7 million, for an effective tax rate of 413.5%. The adjusted effective tax rate was 16.0%.

BUSINESS SEGMENT RESULTS

Specialty Brands Segment
Net sales for the segment in the first quarter 2019 were $547.3 million.

•
Acthar® Gel net sales were $223.9 million, an 8.2% decrease, primarily driven by the annual benefit reset process impacting returning patients while navigating continued payer scrutiny on overall specialty pharmaceutical spending. The company continues to expect the product to exceed $1 billion in net sales for 2019.

•	INOMAX® (nitric oxide) gas, for inhalation, net sales were $151.1 million, up 8.1% due to continued, consistent demand and contract renewals fueled by the product's differentiated total service model.

•	OFIRMEV® (acetaminophen) injection net sales were $95.6 million, an increase of 16.6%, benefiting from continued strong demand and order timing.

•
Therakos® immunology platform net sales were $61.8 million, an increase of 7.7%, or 9.9% on a constant-currency basis, on growth in the U.S. in Cutaneous T-Cell Lymphoma, and internationally, including in acute Graft-versus-Host-Disease.

Specialty Generics and Amitiza Segment
The segment reported net sales in the first quarter 2019 of $243.3 million, an increase of 17.6%, or 17.7% on a constant currency basis. Amitiza® (lubiprostone) generated net sales of $53.0 million, and the specialty generics products net sales returned to growth with $190.3 million, an increase of 3.5% driven by continued finished dose generics share recapture.

LIQUIDITY
Cash provided by operating activities in the quarter was $164.5 million and free cash flow of $124.7 million, allowing for a reduction of debt of $263.5 million in the quarter. Significant progress continues towards the goal of reducing net debt by more than $1 billion following the planned separation of the Specialty Generics and Amitiza segment, including use of free cash flow generation and separation proceeds.

Subsequent to the quarter close, the company has purchased $28.1 million in face value of fixed rate notes, and the current cash balance is in excess of $300 million.

2019 FINANCIAL GUIDANCE UPDATE
Based on the growth in hospital products and that reported for the Specialty Generics products, and the execution of its capital allocation strategy to reduce debt and thereby interest expense, Mallinckrodt is updating guidance for the 2019 fiscal year including raising adjusted diluted earnings per share guidance. The guidance below, unless indicated, is on a total company basis.

Metric (excluding foreign currency impact)	2019 Guidance (original)	2019 Guidance (updated)
Total net sales for Specialty Brands segment	Increase 1% to 4%	Increase 1% to 4%
Total net sales for Specialty Generics and Amitiza segment	Increase 1% to 4%	Increase 2% to 5%
Net interest expense	$320 million to $350 million	$300 million to $330 million
Adjusted effective tax rate	14% to 16%	14% to 16%
Adjusted diluted EPS	$8.10 to $8.40	$8.30 to $8.60

CONFERENCE CALL AND WEBCAST
Mallinckrodt will hold a conference call on Tuesday, May 7, 2019, beginning at 8:30 a.m. U.S. Eastern Time. This call can be accessed in three ways:

•	At the Mallinckrodt website: http://www.mallinckrodt.com/investors.

•
By telephone: For both listen-only participants and those who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is (877) 359-9508. For participants outside the U.S., the dial-in number is (224) 357-2393. Callers will need to provide the Conference ID of 9885338.

•
Through an audio replay: A replay of the call will be available beginning at 11:30 a.m. Eastern Time on Tuesday, May 7, 2019, and ending at 11:59 p.m. Eastern Time on Tuesday, May 21, 2019. Dial-in numbers for U.S.-based participants are (855) 859-2056 or (800) 585-8367. Participants outside the U.S. should use the replay dial-in number of (404) 537-3406. All callers will be required to provide the Conference ID of 9885338.

ABOUT MALLINCKRODT
Mallinckrodt is a global business consisting of multiple wholly owned subsidiaries that develop, manufacture, market and distribute specialty pharmaceutical products and therapies. The company's Specialty Brands reportable segment's areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; and analgesics. Its Specialty Generics and Amitiza® reportable segment includes specialty generic drugs, active pharmaceutical ingredients and AMITIZA (lubiprostone). To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted earnings per share, adjusted gross profit, adjusted SG&A, net sales growth on a constant-currency basis, adjusted effective tax rate, net debt and free cash flow, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations.

Adjusted net income, adjusted gross profit and adjusted SG&A represent amounts prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and adjusted for certain items that management believes are not reflective of the operational performance of the business. The adjustments for these items are on a pre-tax basis for adjusted gross profit and adjusted SG&A and on an after-tax basis for adjusted net income. Adjustments to GAAP amounts include, as applicable to each measure, amortization; restructuring and related charges, net; inventory step-up expenses; discontinued operations; changes in fair value of contingent consideration obligations; acquisition-related expenses; losses/gains on repurchase of debt; separation costs; tax effects of aforementioned adjustments as well as impacts from certain transactions, such as acquisitions or reorganizations; and other items identified by the company. Adjusted diluted earnings per share represent adjusted net income divided by the number of diluted shares.

The adjusted effective tax rate is calculated as the income tax effects on continuing and discontinued operations plus the income tax impact included in Mallinckrodt’s reconciliation of net income, divided by income from continuing and discontinued operations plus the pre-tax, non-income, tax-related adjustments included in its reconciliation of adjusted net income (excluding dilutive share impact). The income tax adjustment included in the reconciliation of adjusted net income primarily represents the tax impact of adjustments between net income and adjusted net income as well as tax impacts from certain transactions, such as acquisitions or reorganizations.

Net sales growth on a constant-currency basis measures the change in net sales between current- and prior-year periods using a constant currency, the exchange rate in effect during the applicable prior-year period.

Free cash flow for the first quarter represents net cash provided by operating activities $164.5 million less capital expenditures of $39.8 million, each as prepared in accordance with GAAP.

The company has provided these adjusted financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the company's operating performance. In addition, the company believes that they will be used by certain investors to measure Mallinckrodt's operating results. Management believes that presenting these adjusted measures provides useful information about the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.
These adjusted measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The company's definition of these adjusted measures may differ from similarly titled measures used by others.

Because adjusted financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of certain of these historical adjusted financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Guidance on the company's 2019 diluted earnings per share and effective tax rate has been provided only on a non-GAAP basis. This is due to the inherent difficulty of forecasting the timing or amount of items that would be included in the most directly comparable forward-looking GAAP financial measures. Because reconciliation is not available without unreasonable effort, it is not included in this release.

Further information regarding non-GAAP financial measures can be found on the Investor Relations page of the company’s website.

CAUTIONARY STATEMENTS RELATED TO FORWARD-LOOKING STATEMENTS
Statements in this document that are not strictly historical, including statements regarding future financial condition and operating results, economic, business, competitive and/or regulatory factors affecting Mallinckrodt's businesses and any other statements regarding events or developments the company believes or anticipates will or may occur in the future, may be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt operates; the commercial success of Mallinckrodt's products; Mallinckrodt's ability to realize anticipated growth, synergies and cost savings from acquisitions; conditions that could necessitate an evaluation of Mallinckrodt's goodwill and/or intangible assets for possible impairment; changes in laws and regulations; Mallinckrodt's ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings; Mallinckrodt's and Mallinckrodt’s licensers’ ability to successfully develop or commercialize new products; Mallinckrodt's and Mallinckrodt’s licensers’ ability to protect intellectual property rights; Mallinckrodt's ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; Mallinckrodt's reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; limited clinical trial data for Acthar Gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt's ability to navigate price fluctuations; future changes to U.S. and foreign tax laws; Mallinckrodt's ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; the effectiveness of information technology infrastructure; and cybersecurity and data leakage risks.

These and other factors are identified and described in more detail in the "Risk Factors" section of Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended December 28, 2018. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Investor Relations
Daniel J. Speciale, CPA
Vice President, Investor Relations and IRO
314-654-3638
daniel.speciale@mnk.com

Media
Daniel Yunger
Kekst CNC
212-521-4879
mallinckrodt@kekstcnc.com

Mallinckrodt, the "M" brand mark and the Mallinckrodt Pharmaceuticals logo are trademarks of a Mallinckrodt company. Other brands are trademarks of a Mallinckrodt company or their respective owners. © 2019 05/19.

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Three Months Ended
	March 29, 2019	Percent of Net sales	March 30, 2018	Percent of Net sales
Net sales	$790.6	100.0%	$755.3	100.0%
Cost of sales	455.5	57.6	407.8	54.0
Gross profit	335.1	42.4	347.5	46.0
Selling, general and administrative expenses	230.2	29.1	211.2	28.0
Research and development expenses	85.3	10.8	82.0	10.9
Restructuring charges, net	4.2	0.5	28.2	3.7
Operating income	15.4	1.9	26.1	3.5
Interest expense	(82.7)	(10.5)	(91.4)	(12.1)
Interest income	1.5	0.2	3.2	0.4
Other income, net	16.3	2.1	4.6	0.6
Loss from continuing operations before income taxes	(49.5)	(6.3)	(57.5)	(7.6)
Income tax benefit	(204.7)	(25.9)	(36.6)	(4.8)
Income (loss) from continuing operations	155.2	19.6	(20.9)	(2.8)
(Loss) income from discontinued operations, net of income taxes	(0.3)	—	2.9	0.4
Net income (loss)	$154.9	19.6%	$(18.0)	(2.4)%

Basic earnings per share:
Income (loss) from continuing operations	$1.86		$(0.24)
Income from discontinued operations	—		0.03
Net income (loss)	1.86		(0.21)

Basic weighted-average shares outstanding	83.5		86.1

Diluted earnings per share:
Income (loss) from continuing operations	$1.83		$(0.24)
Income from discontinued operations	—		0.03
Net income (loss)	1.83		(0.21)

Diluted weighted-average shares outstanding	84.6		86.1

MALLINCKRODT PLC
NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Three Months Ended
	March 29, 2019				March 30, 2018
	Gross profit	SG&A	Net income	Diluted net income per share	Gross profit	SG&A	Net (loss) income	Diluted net (loss) income per share (3)
GAAP	$335.1	$230.2	$154.9	$1.83	$347.5	$211.2	$(18.0)	$(0.21)
Adjustments:
Intangible asset amortization	221.2	(1.6)	222.8	2.63	176.3	(1.7)	178.0	2.06
Restructuring and related charges, net	—	—	4.2	0.05	—	—	28.2	0.33
Inventory step-up expense	10.0	—	10.0	0.12	17.0	—	17.0	0.20
(Loss) income from discontinued operations	—	—	0.3	—	—	—	(2.9)	(0.03)
Change in contingent consideration fair value	—	(5.5)	5.5	0.07	—	1.6	(1.6)	(0.02)
Acquisition-related expenses	—	—	—	—	—	(3.2)	3.2	0.04
Gain on repurchase of debt	—	—	(14.9)	(0.18)	—	—	(6.5)	(0.08)
Write off of unamortized debt discount and fees	—	—	5.9	0.07	—	—	—	—
Separation costs	—	(11.7)	11.7	0.14	—	—	—	—
Legal entity and intercompany financing reorganization (1)	—	—	(192.8)	(2.28)	—	—	—	—
Income taxes (2)	—	—	(43.2)	(0.51)	—	—	(57.5)	(0.67)
As adjusted	$566.3	$211.4	$164.4	$1.94	$540.8	$207.9	$139.9	$1.62

Percent of net sales	71.6%	26.7%	20.8%		71.6%	27.5%	18.5%

(1)	Represents the incremental tax effect associated with the intercompany financing and associated legal entity ownership reorganization completed during the three months ended March 29, 2019.

(2)	Includes tax effects of above adjustments (unless otherwise separately stated), as well as certain installment sale transactions and other intercompany transactions.

(3)
In periods where losses are incurred, potential ordinary shares outstanding are excluded from the calculation of diluted earnings per share, prepared in accordance with GAAP, as they would be anti-dilutive. These potentially dilutive shares are included in the calculation of adjusted diluted earnings per share when dilutive. As a result, the adjusted diluted earnings per share utilized a weighted average share count of 86.3 shares for the three months ended March 30, 2018.

MALLINCKRODT PLC
SEGMENT NET SALES AND CONSTANT-CURRENCY GROWTH
(unaudited, in millions)

	Three Months Ended
	March 29, 2019	March 30, 2018	Percent change	Currency impact	Constant-currency growth
Specialty Brands	$547.3	$548.4	(0.2)%	(0.4)%	0.2%
Specialty Generics and Amitiza (1)	243.3	206.9	17.6	(0.1)	17.7
Net sales	$790.6	$755.3	4.7%	(0.3)%	5.0%

(1)	Includes net sales from an ongoing, post-divestiture supply agreement with the acquirer of the contrast media and delivery systems ("CMDS") business.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES AND CONSTANT-CURRENCY GROWTH
(unaudited, in millions)

	Three Months Ended
	March 29, 2019	March 30, 2018	Percent change	Currency impact	Constant-currency growth
Specialty Brands
Acthar Gel	$223.9	$243.8	(8.2)%	—%	(8.2)%
Inomax	151.1	139.8	8.1	(0.1)	8.2
Ofirmev	95.6	82.0	16.6	—	16.6
Therakos	61.8	57.4	7.7	(2.2)	9.9
BioVectra	12.4	10.5	18.1	(5.3)	23.4
Other	2.5	14.9	(83.2)	(0.7)	(82.5)
Specialty Brands Total	$547.3	$548.4	(0.2)%	(0.4)%	0.2%

Specialty Generics and Amitiza
Hydrocodone (API) and hydrocodone-containing tablets	$17.4	$13.9	25.2%	—%	25.2%
Oxycodone (API) and oxycodone-containing tablets(1)	16.5	16.6	(0.6)	—	(0.6)
Acetaminophen (API) (1)	46.2	49.4	(6.5)	—	(6.5)
Amitiza	53.0	23.0	130.4	—	130.4
Other controlled substances (1)	94.2	89.0	5.8	(0.2)	6.0
Other (1)	16.0	15.0	6.7	—	6.7
Specialty Generics and Amitiza Total	$243.3	$206.9	17.6%	(0.1)%	17.7%

(1)	Prior period amounts have been reclassified to conform to current period presentation.

MALLINCKRODT PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 29, 2019	December 28, 2018
Assets
Current Assets:
Cash and cash equivalents	$225.8	$348.9
Accounts receivable, net	575.9	623.3
Inventories	319.7	322.3
Prepaid expenses and other current assets	120.1	132.7
Total current assets	1,241.5	1,427.2
Property, plant and equipment, net	977.0	982.0
Intangible assets, net	8,060.2	8,282.8
Other assets	276.8	185.3
Total Assets	$10,555.5	$10,877.3

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$19.8	$22.4
Accounts payable	132.6	147.5
Accrued payroll and payroll-related costs	60.8	124.0
Accrued interest	72.4	77.6
Income taxes payable	7.7	25.0
Accrued and other current liabilities	560.7	547.2
Total current liabilities	854.0	943.7
Long-term debt	5,817.6	6,069.2
Pension and postretirement benefits	59.7	60.5
Environmental liabilities	59.6	59.7
Deferred income taxes	81.1	324.3
Other income tax liabilities	262.8	228.0
Other liabilities	366.8	304.6
Total Liabilities	7,501.6	7,990.0
Shareholders' Equity:
Preferred shares	—	—
Ordinary shares	18.6	18.5
Ordinary shares held in treasury at cost	(1,617.0)	(1,617.4)
Additional paid-in capital	5,538.5	5,528.2
Accumulated Deficit	(863.7)	(1,017.7)
Accumulated other comprehensive loss	(22.5)	(24.3)
Total Shareholders' Equity	3,053.9	2,887.3
Total Liabilities and Shareholders' Equity	$10,555.5	$10,877.3

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	March 29, 2019	March 30, 2018
Cash Flows From Operating Activities:
Net income (loss)	$154.9	$(18.0)
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	247.6	198.6
Share-based compensation	10.0	4.6
Deferred income taxes	(243.2)	(47.8)
Other non-cash items	2.6	0.5
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	48.7	(22.4)
Inventories	(0.7)	(7.8)
Accounts payable	(7.1)	19.1
Income taxes	19.8	(2.9)
Other	(68.1)	(106.1)
Net cash from operating activities	164.5	17.8
Cash Flows From Investing Activities:
Capital expenditures	(39.8)	(34.3)
Acquisitions, net of cash	—	(699.9)
Proceeds from divestiture, net of cash	—	298.3
Other	0.4	8.3
Net cash from investing activities	(39.4)	(427.6)
Cash Flows From Financing Activities:
Issuance of external debt	200.0	626.8
Repayment of external debt	(448.7)	(902.2)
Debt financing costs	—	(12.0)
Proceeds from exercise of share options	0.3	—
Repurchase of shares	(0.5)	(46.6)
Other	0.5	(4.8)
Net cash from financing activities	(248.4)	(338.8)
Effect of currency rate changes on cash	0.3	(0.3)
Net change in cash, cash equivalents and restricted cash	(123.0)	(748.9)
Cash, cash equivalents and restricted cash at beginning of period	367.5	1,279.1
Cash, cash equivalents and restricted cash at end of period	$244.5	$530.2

Cash and cash equivalents at end of period	$225.8	$511.9
Restricted cash included in other assets at end of period	18.7	18.3
Cash, cash equivalents and restricted cash at end of period	$244.5	$530.2